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                      BOTTOMLINE TECHNOLOGIES (DE), INC.
                               155 FLEET STREET
                        PORTSMOUTH, NEW HAMPSHIRE 03801

                                 April 26, 2001


Re: Bottomline Technologies (de), Inc. Loan Notes

Dear ____________:

     In accordance with Section 8 of the Bottomline Technologies (de), Inc. ("Bottomline") Loan Notes (the "Notes") dated August 28, 2000 held by _______________ (the "Holders"), the parties to the Notes have agreed to enter into two variations to the Notes that provide that the date of payment of the Notes and the related rights of Bottomline to tender shares of common stock of Bottomline, $.001 par value per share (the "Common Stock") in redemption of these Notes shall be April 6, 2001, rather than August 28, 2001 and that, for the purposes of determining the number of shares of Common Stock issuable to the Holders in redemption of the Notes, the Common Stock shall be valued at $29.25 per share. Pursuant to these agreed variations, Bottomline shall deliver ______________ shares of Common Stock in redemption of the Notes, covering principal and interest accrued as of April 5, 2001. This letter evidences these agreed variations and related arrangements.

Registration of Common Stock
----------------------------

     Within sixty (60) days following the date of this letter, Bottomline shall file a Registration Statement on Form S-3 covering the resale to the public by the Holders of the Common Stock. The registration rights of the Holders shall be subject to Subsections 3, 4 and 6 of Clause 12 of the Share Purchase Agreement dated as of August 28, 2000 between Checkpoint (Holdings) Limited and the persons set forth in Column A of Schedule 1 thereto (the "Share Purchase Agreement"). The registration rights of the Holders shall also be subject to Subsection 2 of Clause 12 of the Share Purchase Agreement, but only in respect to the suspension of the registration statement (rather than the delay of filing of the registration statement) and only during the period ended one year from the date of the filing of such registration statement.

Lock-Up
-------

     Notwithstanding whether the Registration Statement on Form S-3 has been declared effective by the Securities and Exchange Commission, prior to October 28, 2001, no Holder shall, directly or indirectly, sell, offer to sell, contract to sell, grant any option or warrant for the sale or purchase of, pledge, or otherwise dispose of, any shares of the Common Stock issued in redemption of the Notes (other than to Affiliates of such Holder, as such term is defined in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder); nor may any Holder engage in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a sale or disposition of any shares of the Common Stock issued in redemption of the Notes, even if such shares would be disposed of by someone other than the
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Holder. Such prohibited hedging or other transactions includes without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of such shares. Notwithstanding the foregoing, the lock-up shall terminate upon the execution by Bottomline of a definitive agreement providing for the transfer of 50% or more of its outstanding Common Stock, whether by way of merger, exchange offer or otherwise.

Securities Law Compliance
-------------------------

     No Holder may resell the shares of Common Stock in the United States unless such resale is in accordance with (i) the provisions of Regulation S promulgated under the Securities Act of 1933, as amended (the "Securities Act"), (ii) pursuant to an effective registration statement under the Securities Act, or
(iii) pursuant to an available exemption from registration under the Securities Act or in the United Kingdom pursuant to an available prospectus exemption under applicable securities legislation.

Contingent Payment
------------------

     If (i) at any time on or before June 30, 2001, Bottomline signs a definitive agreement providing for the transfer of 50% or more of its outstanding Common Stock, whether by way of merger, exchange offer or otherwise, or (ii) at any time on or before August 28, 2001, Bottomline completes a transaction involving the transfer of 50% or more of its outstanding Common Stock, whether by way of merger, exchange offer or otherwise, then Bottomline irrevocably agrees to pay to all holders of Bottomline loan notes dated August 28, 2000 (the "Bottomline Notes") that have redeemed their loan notes for Common Stock (the "Qualifying Holders"), simultaneously with closing of the transaction contemplated by such definitive agreement and pro rata in accordance with the principal amount of their respective loan notes, an amount calculated on the following basis:

     . If the price per share, on a fully-diluted basis, of the contemplated transaction is $10.00 or less, Bottomline shall pay the Qualifying Holders $10 million dollars in cash, adjusted as provided below.

     . If the price per share is greater than $10.00 and less than $15.00, Bottomline shall pay the Qualifying Holders in cash an amount equal to the product of (a) $10 million dollars multiplied by (b) a fraction,
          (i) the numerator of which shall be 20.00 less the applicable price per share, and (ii) the denominator of which shall be 10.00, adjusted as provided below.

     . If the price per share is $15.00, Bottomline shall pay the Qualifying Holders $5 million dollars in cash, adjusted as provided below.

     . If the price per share is greater than $15.00 and less than $30.00, Bottomline shall pay the Qualifying Holders in cash an amount equal to the product of (a) $5 million dollars multiplied by (b) a fraction,
          (i) the numerator of which shall be 30.00 less the applicable price per share, and (ii) the denominator of which shall be 15.00, adjusted as provided below.

     . If the price per share is equal to or greater than $30.00 per share, then Bottomline shall have no payment obligation of any nature hereunder.
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     The aggregate payment set forth above shall be adjusted to the extent that certain holders of the Bottomline Notes do not elect to redeem their Bottomline Notes for shares of Common Stock by multiplying the amount otherwise due hereunder by a fraction, the numerator of which shall be the aggregate principal amount of the Bottomline Notes exchanged for Common Stock and the denominator of which shall be the aggregate principal amount of all Bottomline Notes.

     For the purposes of calculating the price per share hereunder, the price per share shall be based upon the exchange ratio or other pricing arrangement contemplated by the definitive agreement, rounded upwards to the nearest whole cent and the price per share shall be calculated after reversing the effect of any share split or division or other issue of new shares of Common Stock occurring after the date of this letter.

Delivery Procedure
------------------

     Upon the execution of this letter by both parties hereto:

     (i) Bottomline shall promptly deliver to the Holders stock certificate(s) representing the prepayment in full of the principal and interest accrued on the Notes; and

     (ii)   the Notes shall be cancelled.

Escrow
------

     Bottomline hereby agrees to release to the Holders, within ten (10) business days of the date of this letter, all loan notes, cash and shares of Common Stock of the Holders held in escrow pursuant to the Retention and Escrow Agreement entered into as of August 28, 2000 by and among Bottomline, the Indemnifying Shareholders, __________________ and State Street Bank and Trust Company (the "Escrow Agreement"). Bottomline hereby waives its rights under Subsection 6 of Clause 5 of the Share Purchase Agreement. In the absence of fraud, dishonesty or willful concealment on the part of the Holders or their agents, the liability of the Holders in respect of all claims under the Warranties (as defined in the Share Purchase Agreement), under the Tax Deed (as defined in the Share Purchase Agreement) and under Section 3(b) of the Escrow Agreement shall terminate herewith.

     Please sign below to indicate your agreement with the foregoing.


                              BOTTOMLINE TECHNOLOGIES (de), INC.


                              By:
                                  -----------------------------------------
                                  Robert A. Eberle
                                  Executive Vice President, Chief Financial
                                  Officer and Treasurer

AGREED effective as of April 6, 2001:


By: ______________________________
  Name:



By: ______________________________
  Name: